SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                 Odetics, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   676065204
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 5 Pages

                                  SCHEDULE 13G
CUSIP No.676065204                                             Page 2 of 5 Pages

- --------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON AND S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON

       Fred Alger Management, Inc.      13-2510833
       Fred M. Alger III                ###-##-####

- --------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]


- --------------------------------------------------------------------------------
3.  SEC USE ONLY




- --------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

            New York, New York


- --------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER
     SHARES              1,400
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH                -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               1,400
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                         -0-

- --------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        1,400

- --------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



- --------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                          3.4%

- --------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

        Fred Alger Management, Inc.     IA
        Fred M. Alger III               IN

- --------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
                                                               Page 3 of 5 Pages
- --------------------------------------------------------------------------------
ITEM 1(A).   NAME OF ISSUER:
             Odetics, Inc.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             1515 S. Manchester Avenue
             Anaheim, CA 92802

ITEM 2(A).   NAME OF PERSON FILING:
               1. Fred Alger Management, Inc.
               2. Fred M. Alger III

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:
               1. 75 Maiden Lane, New York, NY 10038
               2. 75 Maiden Lane, New York, NY 10038

ITEM 2(C).   CITIZENSHIP:
               1. New York
               2. New York

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:
               Common Stock

ITEM 2(E).   CUSIP NUMBER:
               676065204

ITEM 3.      THE PERSON FILING IS A:
               Group, in accordance with Rule 240.13d-1(b)(1)(ii)(H)

                                  SCHEDULE 13G
                                                               Page 4 of 5 Pages
- --------------------------------------------------------------------------------
ITEM 4(A).   AMOUNT BENEFICIALLY OWNED:
                    1,400

ITEM 4(B).   PERCENT OF CLASS:
                     3.4%

ITEM 4(C).   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i) sole power to vote or to direct the vote
                    1,400

               (ii) shared power to vote or to direct the vote
                      -0-

               (iii) sole power to dispose or to direct the disposition of
                   1,400

               (iv) shared power to dispose or to direct the disposition of
                     -0-

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               N/A

                                  SCHEDULE 13G
                                                               Page 5 of 5 Pages
- --------------------------------------------------------------------------------
ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Fred Alger Management, Inc.        IA
               Fred M. Alger III                  IN

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.


ITEM 10.    CERTIFICATION.

                  By signing  below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       By:/s/ Gregory S. Duch
                                                       ----------------------
                                                       SIGNATURE


                                                       Gregory S. Duch
                                                       Executive Vice President
                                                       ------------------------
                                                       NAME/TITLE


                                                       August 9, 1996
                                                       ------------------------
                                                       DATE